EXHIBIT 21


                    SUBSIDIARIES OF BEAUTICONTROL COSMETICS, INC.



               Subsidiary                        State of Incorporation


          JLH Advertising, Inc.                           Texas

          BeautiControl International, Inc.               Delaware

          BeautiControl International Cosmetics
            and Image Services, Inc.                      Delaware

          BeautiControl (UK) Limited                      Chester,England